EXHIBIT 4.31

FIRST UNION COMMERCIAL CORPORATION PROPOSAL EXHIBIT (NO. 1)

USA TRUCK, INC.

PROPOSAL EXHIBIT (NO. 1)

The terms of this Proposal Exhibit are incorporated by reference within the Proposal letter dated November 3, 2003.

1.	TYPE OF EQUIPMENT: New 400 Class Eight Sleeper Tractors.

2.	ANTICIPATED FUNDING AMOUNT: Approximately $10,000,000.00.

3.	EQUIPMENT LOCATION: 4303 North Main Street, East Peoria, Illinois, 61611.

4.	ANTICIPATED DELIVERY DATE: January 15th through December 15th, 2004.

5.	LEASE TERM: Forty-two (42) months.

6.	LEASE PAYMENTS: Lessee shall make forty-two (42) monthly payments, each payable in arrears, with the following monthly payment factors according to the month of equipment takedown:

Month	JAN	FEB	MAR	APR	MAY	JUNE	JULY	AUG	SEPT	OCT	NOV	DEC
Lease Rate	3.04%	3.01%	2.98%	2.95%	2.96%	2.94%	2.72%	2.68%	2.64%	2.66%	2.62%	2.59%
Pmt. Factor	1.60899	1.60735	1.60569	1.60358	1.60453	1.60293	1.58972	1.58759	1.58545	1.58630	1.58423	1.58214

Until the closing of each schedule under the proposed transaction, Wachovia’s pre-tax yield will be indexed on a one-to-one basis to reflect changes in the 3 year US Interest Rate Swap (USSWAP3 Index HP on Bloomberg), which was 2.63% on October 28, 2003.

7.	PURCHASE OPTION: At the end of the lease term, Lessee shall have the option to purchase the equipment for its then Fair Market Value.

8.	TERMINAL RENTAL ADJUSTMENT CLAUSE: If the fair market value paid to Lessor by the Lessee or a third party exceeds or falls below forty percent (40%) of original equipment cost, the excess will be refunded to Lessee or the shortfall will be reimbursed to Lessor by Lessee through a rental adjustment.

9.	DEPRECIATION: For the account of the LESSOR and assumed to be three (3) year MACRS property.

10.	EXPENSES: NONE.

11	INDEMNIFICATION: Lessee shall indemnify Lessor against all hazards, liabilities, claims, actions, contingencies and risk of loss caused by the acts and omissions of Lessee. Additionally, Lessee shall indemnify Lessor against the loss of tax benefits retained by Lessor caused by the acts and omissions of Lessee.

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